Exhibit 23.01

                      CONSENT OF FRANK L. SASSETTI & CO.

We hereby consent to the reference in this registration statement of our report dated December 28, 2004 on the financial statements of Triview Global Fund, LLC for the period from October 1, 2004 (date of inception) to October 7, 2004, and of our report dated December 29, 2004 on the financial statements of Triview Capital Management, Inc. for the period from September 30, 2004 (date of incorporation) to October 7, 2004 and to the use of our name appearing herein and elsewhere in the registration statement and are included in reliance upon our authority as experts in accounting and auditing.


                                          Frank L. Sassetti & Co.


                                          /s/ Frank L. Sassetti & Co.


January 31, 2005
Oak Park, Illinois